Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
May 2, 2012	763-493-6370 / www.mocon.com

MOCON Announces Results for the First Quarter 2012

MINNEAPOLIS, MN, May 2, 2012 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the first quarter ended March 31, 2012.

Net sales for the first quarter 2012 were $9,183,000, an increase of one percent compared to $9,074,000 for the first quarter 2011.  Operating income decreased 37 percent to $1,298,000 for the first quarter 2012 compared to $2,053,000 for the same period last year.  Net income for the first quarter 2012 was $821,000, a 38 percent decrease compared to $1,317,000 in the first quarter 2011.  Diluted earnings per share were $0.14 in the first quarter 2012 compared to $0.24 for the same period in 2011.

Sales of our permeation instruments and services, which amounted to 57 percent of our consolidated sales in the first quarter 2012, decreased seven percent compared to the same period in 2011.  This decrease resulted from lower domestic shipments of instruments which was partially offset by a slight increase in international orders.  Sales of our gas analyzer instruments, sensors and detectors product group, which accounted for 21 percent of our consolidated sales in the first quarter 2012, increased 28 percent compared to the first quarter in 2011.  Sales of OEM sensors showed the largest increase in this group due to the timing of scheduled customer releases, and instrument sales were stronger in the emission monitoring and oil and gas exploration markets.  Sales of our packaging products and services, which accounted for 17 percent of our consolidated sales in the first quarter 2012, increased 25 percent compared to the same period in the prior year.  This increase in shipments of headspace analyzers and leak detection instruments was realized in both our domestic and foreign markets.  Overall, international sales accounted for 61 percent of total consolidated sales in the first quarter 2012 compared to 57 percent in the same period last year.

Our gross margins in the first quarter 2012 remained strong at 63.2 percent due to a favorable sales mix and higher production volume.  This rate was slightly lower than the same period in 2011 (64.1 percent) due to lower consulting revenues.  Our selling, general and administrative expenses were higher in the first quarter 2012 compared to the same quarter in the prior year due primarily to costs incurred in connection with the recent acquisition of PBI-Dansensor A/S (Dansensor) totaling approximately $390,000, as well as higher payroll costs and professional fees.  Our research and development expenses were higher in the current quarter due to planned work on a major product upgrade for our permeation instruments line.  Our effective income tax rate was higher in the current quarter compared to last year due primarily to the non-deductibility of certain expenses associated with the acquisition noted above.

“We are pleased to report a solid quarter for shipments as well as maintaining favorable gross margins.  Our international sales increased by eight percent despite the continued uncertainty in some European countries. We are excited that we completed the acquisition of Dansensor on April 2 and that we will be reporting results of our combined operations beginning in the second quarter this year. We incurred some significant transaction expenses this quarter related to the acquisition that negatively impacted our earnings, and we expect to incur a lesser amount of additional acquisition related costs in our second quarter,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, the integration and performance of Dansensor, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA:  (unaudited)

	Quarters Ended March 31,
	2012	2011
Sales
Products	$8,516	$8,190
Consulting services	667	884
Total sales	9,183	9,074

Cost of sales
Products	2,995	2,846
Consulting services	379	413
Total cost of sales	3,374	3,259

Gross profit	5,809	5,815

Selling, general and administrative expenses	3,778	3,205
Research and development expenses	733	557
Operating income	1,298	2,053

Other income	18	12
Income before income taxes	1,316	2,065

Income taxes	495	748

NET INCOME	$821	$1,317

Net income per common share:
Basic	$0.15	$0.25
Diluted	$0.14	$0.24

Weighted average shares outstanding:
Basic	5,450	5,268
Diluted	5,692	5,485

BALANCE SHEET DATA: (unaudited)

	March 31, 2012	December 31, 2011
Assets:
Cash and marketable securities	$21,697	$12,731
Accounts receivable, net	4,967	4,777
Inventories	4,609	4,480
Other current assets	1,683	1,369
Total current assets	32,956	23,357
Marketable securities, noncurrent	3,281	5,799
Property, plant and equipment, net	3,692	3,175
Investment in affiliated company	3,335	3,237
Other assets, net	4,275	4,137

Total assets	$47,539	$39,705

Liabilities and Stockholders’ Equity:
Total current liabilities	$10,377	$6,140
Total noncurrent liabilities	2,968	325
Stockholders’ equity	34,194	33,240

Total liabilities and stockholders’ equity	$47,539	$39,705